Exhibit 99.1

June 3, 2020

Stein Mart, Inc. Provides First Quarter 2020 Sales and Preliminary Operating Results

•First quarter net sales decrease 57%
•Reopened 90 percent of stores to date with reduced hours
•Actions taken in response to COVID-19 to preserve liquidity
JACKSONVILLE, Fla. - Stein Mart, Inc. (NASDAQ: SMRT) today provided sales and a range of operating results for the first quarter ended May 2, 2020. The Company plans to release its complete first quarter financial results no later than June 30.
Financial Highlights

In millions	Estimated First Quarter 2020		First Quarter 2019
Net Sales	$134.3		$314.2
	Low	High
Operating (Loss) Income (1)	$(64.0)	$(68.0)	$6.5
Total Debt	$197.8		$153.8
(1)Operating Loss for the first quarter of 2020 excludes expected pre-tax non-cash long-lived asset impairment charges. The Company is in the process of completing its impairment assessment for long-lived assets.
Financial Commentary and Business Update
The decrease in net sales for the first quarter of 2020 compared to the prior year reflects the temporary closure of all stores on March 19 due to the COVID-19 pandemic. Omni sales for the first quarter increased 17 percent over last year. In April, omni sales were 47 percent higher than last year driven by fulfillment from closed stores where allowed.
Beginning April 23, the Company began the staggered reopening of stores with reduced hours. To date, the Company has reopened 255 of its 281 stores in accordance with local government guidelines. Traffic in stores has steadily increased each week since reopening and omni sales have continued to be strong, even as more stores opened. Sales continued to recover in May, but remained well below last year.
“We are diligently working to recover from the loss of revenue while stores were closed and significantly lower year-over-year sales since reopening, and are taking actions to preserve liquidity and improve our financial position,” said Hunt Hawkins, Chief Executive Officer. “I am extremely proud of our teams for rising to the challenge of managing our business in this unprecedented economic and retail environment, which is expected to continue for some time. Through their extraordinary resilience and resourcefulness, we have accomplished much. Still, there is more work to be done.”
As noted in recent business updates, Stein Mart’s actions to manage its cash outflows and preserve liquidity include reducing payroll expense by furloughing associates, decreasing salaries of all other non-furloughed associates and workforce reductions; negotiating modified terms, cost reductions and payment deferrals with its vendors and landlords; and renegotiating credit agreements.

Exhibit 99.1
About Stein Mart
Stein Mart, Inc. is a national specialty omni off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company has 281 stores in 30 states. For more information, please visit www.SteinMart.com.
Forward-Looking Statement
Certain statements in this release constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “may,” “could,” “believe,” “estimate,” “expect,” “predict,” or similar expressions, we do so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, potential risks and uncertainties relating to the duration and severity of COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or treat its impact, the potential negative impacts of COVID-19 on the global economy and foreign sourcing and the impact of COVID-19 on the Company’s financial condition and business operations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K and the Company’s quarterly reports on Form 10-Q. The statements in this report speak only as of the date of hereof and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

For more information:
Linda L. Tasseff
Director of External Communications
and Investor Relations
ltasseff@steinmart.com
(904) 858-2639